AMENDMENT TO SHAREHOLDER SERVICES AGREEMENT
 BY AND BETWEEN TD ASSET MANAGEMENT USA FUNDS INC. AND
TD AMERITRADE INC.

Amendment made as of February 25, 2010 to the Shareholder Services Agreement (the “Agreement”) by and between TD Asset Management USA Funds Inc. (the “Fund”) and TD Ameritrade Inc. (“TDA”).

WHEREAS, the Fund and TDA desire to amend the Agreement as hereinafter set forth;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	TDAM Institutional Municipal Money Market Fund – Commercial Class is included as a “Portfolio” and “Class” respectively, under the Agreement for all purposes.

2.	Except as specifically amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be signed by their respective duly authorized officers as of the day and year above written.

TD ASSET MANAGEMENT USA FUNDS INC.

By: /s/ Michele R. Teichner
       Name: Michele R. Teichner
       Title: Vice President, Assistant Secretary

TD AMERITRADE INC.

By: /s/ William J. Gerber
       Name: William J. Gerber
       Title: Executive Vice President and Chief Financial Officer